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                                                                     EXHIBIT 2.1




                                                                  EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                              ANDOVER BANCORP, INC.

                                       and

                                   GBT BANCORP

                          Dated as of January 26, 2000
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                                TABLE OF CONTENTS

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ARTICLE I           THE MERGER.................................................................................         1
         SECTION 1.01.     THE MERGER..........................................................................         1
         SECTION 1.02.     EFFECTIVE TIME......................................................................         1
         SECTION 1.03.     EFFECT OF THE MERGER................................................................         2
         SECTION 1.04.     CERTIFICATE OF INCORPORATION........................................................         2
         SECTION 1.05.     BY-LAWS.............................................................................         2
         SECTION 1.06.     DIRECTORS AND OFFICERS..............................................................         2
         SECTION 1.07.     TAX CONSEQUENCES....................................................................         2
         SECTION 1.08.     GLOUCESTER BANK AND TRUST COMPANY...................................................         2

ARTICLE II          CONVERSION OF SECURITIES...................................................................         3
         SECTION 2.01.     CONVERSION OF SECURITIES............................................................         3
         SECTION 2.02.     ELECTION AND EXCHANGE PROCEDURES....................................................         4
         SECTION 2.03.     RETURN OF EXCHANGE FUND.............................................................         7
         SECTION 2.04.     LOST OR STOLEN CERTIFICATES.........................................................         7
         SECTION 2.05.     DISSENTING SHARES...................................................................         8
         SECTION 2.06.     TERMINATION, NOTICE AND CURE........................................................         8

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE SELLER...............................................         9
         SECTION 3.01.     ORGANIZATION AND QUALIFICATION; SUBSIDIARIES........................................         9
         SECTION 3.02.     ARTICLES OF ORGANIZATION; BY-LAWS; CORPORATE RECORDS................................        10
         SECTION 3.03.     CAPITALIZATION......................................................................        10
         SECTION 3.04.     AUTHORITY...........................................................................        11
         SECTION 3.05.     NO CONFLICT.........................................................................        11
         SECTION 3.06.     CONSENTS AND APPROVALS..............................................................        12
         SECTION 3.07.     COMPLIANCE..........................................................................        12
         SECTION 3.08.     REPORTS.............................................................................        13
         SECTION 3.09.     FINANCIAL STATEMENTS................................................................        13
         SECTION 3.10.     ABSENCE OF CERTAIN CHANGES OR EVENTS................................................        14
         SECTION 3.11.     ABSENCE OF LITIGATION...............................................................        15
         SECTION 3.12.     EMPLOYEE BENEFIT PROGRAMS...........................................................        16
         SECTION 3.13.     LABOR MATTERS.......................................................................        19
         SECTION 3.14.     PROPERTY AND LEASES.................................................................        19
         SECTION 3.15.     TAXES AND TAX RETURNS...............................................................        20
         SECTION 3.16.     CERTAIN CONTRACTS...................................................................        22
         SECTION 3.17.     LOAN PORTFOLIO......................................................................        23
         SECTION 3.18.     INVESTMENT SECURITIES...............................................................        24
         SECTION 3.19.     DERIVATIVE TRANSACTIONS.............................................................        24
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         SECTION 3.20.     INSURANCE...........................................................................        25
         SECTION 3.21.     ENVIRONMENTAL MATTERS...............................................................        25
         SECTION 3.22.     INTELLECTUAL PROPERTY...............................................................        27
         SECTION 3.23.     FIDUCIARY ACCOUNTS..................................................................        27
         SECTION 3.24.     AGREEMENTS WITH BANK REGULATORS.....................................................        27
         SECTION 3.25.     MATERIAL INTERESTS OF CERTAIN PERSONS...............................................        27
         SECTION 3.26.     BROKERS' FEES; OPINIONS.............................................................        28
         SECTION 3.27.     PROXY STATEMENT.....................................................................        28
         SECTION 3.28.     SELLER INFORMATION..................................................................        28
         SECTION 3.29.     STATE TAKEOVER LAWS.................................................................        28
         SECTION 3.30.     DISCLOSURE..........................................................................        28

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF THE BUYER................................................        29
         SECTION 4.01.     CORPORATE ORGANIZATION..............................................................        29
         SECTION 4.02.     CAPITALIZATION......................................................................        30
         SECTION 4.03.     AUTHORITY...........................................................................        30
         SECTION 4.04.     NO CONFLICT.........................................................................        30
         SECTION 4.05.     CONSENTS AND APPROVALS..............................................................        31
         SECTION 4.06.     COMPLIANCE..........................................................................        31
         SECTION 4.07.     FINANCIAL STATEMENTS................................................................        32
         SECTION 4.08.     ABSENCE OF CERTAIN CHANGES OR EVENTS................................................        32
         SECTION 4.09.     ABSENCE OF LITIGATION...............................................................        32
         SECTION 4.10.     AGREEMENTS WITH BANK REGULATORS.....................................................        33
         SECTION 4.11.     BUYER INFORMATION.  ................................................................        33
         SECTION 4.12.     CAPITAL, FINANCING..................................................................        33
         SECTION 4.13.     SEC REPORTS.........................................................................        34

ARTICLE V           CONDUCT OF BUSINESS PENDING THE MERGER.....................................................        34
         SECTION 5.01.     COVENANTS OF THE SELLER.............................................................        34
         SECTION 5.02.     SYSTEM CONVERSIONS..................................................................        38
         SECTION 5.03.     CERTAIN CHANGES AND ADJUSTMENTS.....................................................        38
         SECTION 5.04.     ALCO MANAGEMENT.....................................................................        38
         SECTION 5.05.     COVENANT OF THE BUYER...............................................................        39

ARTICLE VI          ADDITIONAL AGREEMENTS......................................................................        39
         SECTION 6.01.     REGULATORY MATTERS..................................................................        39
         SECTION 6.02.     ACCESS TO INFORMATION...............................................................        40
         SECTION 6.03.     STOCKHOLDER MEETING.................................................................        42
         SECTION 6.04.     LEGAL CONDITIONS TO MERGER..........................................................        42
         SECTION 6.05.     RESTRICTIONS ON RESALE..............................................................        43
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         SECTION 6.06.     NASDAQ LISTING......................................................................        43
         SECTION 6.07.     NO SOLICITATION.....................................................................        43
         SECTION 6.08.     EMPLOYEE BENEFIT MATTERS............................................................        44
         SECTION 6.09.     DIRECTORS' AND OFFICERS' INSURANCE..................................................        45
         SECTION 6.10.     FINANCIAL AND OTHER STATEMENTS......................................................        45
         SECTION 6.11.     FURTHER ACTION......................................................................        46
         SECTION 6.12.     PUBLIC ANNOUNCEMENTS................................................................        46
         SECTION 6.13.     ADDITIONAL AGREEMENTS...............................................................        46
         SECTION 6.14.     UPDATE OF DISCLOSURE SCHEDULES......................................................        46
         SECTION 6.15.     CURRENT INFORMATION.................................................................        47
         SECTION 6.16.     DIRECTORS OF SELLER'S BANK..........................................................        48
         SECTION 6.17.     TERMINATION OF EMPLOYMENT AGREEMENT.................................................        48
         SECTION 6.18.     TERMINATION OF SPECIAL TERMINATION AGREEMENT........................................        48
         SECTION 6.19.     EMPLOYMENT AGREEMENTS...............................................................        48
         SECTION 6.20.     VOTING AGREEMENTS...................................................................        48

ARTICLE VII         CONDITIONS TO THE MERGER...................................................................        48
         SECTION 7.01.     CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER.........................        48
         SECTION 7.02.     CONDITIONS TO OBLIGATIONS OF THE BUYER..............................................        49
         SECTION 7.03.     CONDITIONS TO OBLIGATIONS OF THE SELLER.............................................        51

ARTICLE VIII        TERMINATION, AMENDMENT AND WAIVER..........................................................        52
         SECTION 8.01.     TERMINATION.........................................................................        52
         SECTION 8.02.     EFFECT OF TERMINATION; EXPENSES.....................................................        53
         SECTION 8.03.     AMENDMENT...........................................................................        55
         SECTION 8.04.     WAIVER..............................................................................        55

ARTICLE IX          GENERAL PROVISIONS.........................................................................        56
         SECTION 9.01.     CLOSING.............................................................................        56
         SECTION 9.02.     ALTERNATIVE STRUCTURE...............................................................        56
         SECTION 9.03.     NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS..........................        56
         SECTION 9.04.     NOTICES.............................................................................        56
         SECTION 9.05.     CERTAIN DEFINITIONS.................................................................        57
         SECTION 9.06.     SEVERABILITY........................................................................        58
         SECTION 9.07.     ENTIRE AGREEMENT....................................................................        59
         SECTION 9.08.     ASSIGNMENT..........................................................................        59
         SECTION 9.09.     PARTIES IN INTEREST.................................................................        59
         SECTION 9.10.     SPECIFIC PERFORMANCE................................................................        59
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                                      (iii)
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         SECTION 9.11.     GOVERNING LAW.......................................................................        59
         SECTION 9.12.     HEADINGS............................................................................        59
         SECTION 9.13.     INTERPRETATION......................................................................        59
         SECTION 9.14.     COUNTERPARTS........................................................................        60
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                                      (iv)
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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2000 (this "Agreement"), by and between ANDOVER BANCORP, INC., a Delaware corporation (the "Buyer") and GBT BANCORP, a Massachusetts corporation (the "Seller").

         WHEREAS, the Boards of Directors of the Buyer and the Seller have each determined that it is in the best interests of their respective companies and their stockholders for the Seller to merge with and into the Buyer (the "Merger"), subject to the terms and conditions set forth herein;

         WHEREAS, as a condition and inducement to the Buyer to enter into, and after the execution of, this Agreement, the Buyer and the Seller are entering into the Stock Option Agreement (the "Stock Option Agreement"), attached hereto as Exhibit I, pursuant to which the Seller has granted an option (the "Stock Option") to purchase shares of its common stock, no par value (the "Seller Common Stock") to the Buyer; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Buyer and Seller agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Massachusetts Business Corporation Law (the "MBCL"), at the Effective Time (as defined in Section 1.02 hereof), the Seller shall merge with and into the Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be Andover Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Seller shall terminate.

         SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Buyer and the Seller shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary"), in accordance with the DGCL, and articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary"), in accordance with the MBCL. The Merger shall become effective on the date (the

"Effective Date") and at such time (the "Effective Time") as set forth in the Certificate of Merger and the Articles of Merger.

         SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL and the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Buyer and the Seller shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Buyer and the Seller shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.04. CERTIFICATE OF INCORPORATION. Unless otherwise determined by the Buyer prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Buyer as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided by law and such Certificate of Incorporation.

         SECTION 1.05. BY-LAWS. Unless otherwise determined by the Buyer prior to the Effective Time, the By-Laws of the Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

         SECTION 1.06. DIRECTORS AND OFFICERS. The directors of the Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Buyer immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.07. TAX CONSEQUENCES. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

         SECTION 1.08. GLOUCESTER BANK AND TRUST COMPANY. The Buyer confirms that it is the Buyer's current intention to maintain Gloucester Bank and Trust Company in existence as a separate subsidiary for a period of at least two years following the Effective Time; provided, however, that in no event shall such current intention prevent the Buyer from taking any action in the reasonable best interests of the Buyer or in accordance with or based upon regulatory considerations, safe and sound banking practices, or the fiduciary duties of the Buyer's directors.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         SECTION 2.01. CONVERSION OF SECURITIES.

                  (a) At the Effective Time, each share of the Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock to be cancelled pursuant to Section 2.01(c) and any Dissenting Shares (as defined below)) shall be converted into and exchangeable for the right to receive either:

                  (i) cash in the amount of $20.50 (the "Per Share Cash Consideration"); or

                  (ii)     the Per Share Stock Consideration (as defined below).

provided, that, the aggregate amount of cash that shall be paid out as Merger Consideration (as defined below) shall be equal to $8,111,583.50. Accordingly, consideration pursuant to Section 2.01(a)(ii) shall be available to holders of Seller Common Stock only to the extent the consideration pursuant to Section 2.01(a)(i) is not sufficient to pay the entire consideration due under Section 2.01(a), it being understood that for purposes of calculating the total consideration for the Merger, Dissenting Shares will be deemed to have received the Per Share Cash Consideration.

         The "Per Share Stock Consideration" shall be the number of shares of Buyer Common Stock equivalent to $20.50 divided by the Signing Date Average Closing Price, provided, however, that if the Average Closing Price is equal to or less than 70% of the Signing Date Closing Price, the Seller shall have the right, waivable by it, to terminate this Agreement pursuant to Sections 2.06 and 8.01(h) hereof, unless the Buyer elects, at its option, to adopt as the Per Share Stock Consideration the "Adjusted Per Share Stock Consideration" which shall be the number of shares of Buyer Common Stock equivalent to $14.35 divided by the Average Closing Price. The "Signing Date Average Closing Price" shall be determined by averaging the closing sale prices per share of Buyer Common Stock on the Nasdaq National Market ("Nasdaq") (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days ending on the date before the date of this Agreement (the closing sale price for each such day is referred to as the "Daily Closing Price"), discarding the two highest and two lowest Daily Closing Prices, and averaging the remaining Daily Closing Prices. The "Average Closing Price" shall be determined by averaging the closing sale prices per share of Buyer Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days ending on and including the fifth trading day immediately preceding (but not including) the Effective Time, discarding the two highest and two lowest Daily Closing Prices, and averaging the remaining Daily Closing Prices. The "Merger Consideration" for each share of Seller Common Stock shall consist of the Per Share Cash Consideration and/or the Per Share Stock Consideration received for such share pursuant to the election and exchange procedures set forth in Section 2.02.


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         (b) The Per Share Stock Consideration shall be subject to appropriate adjustments in the event that, subsequent to the date as of which the Buyer makes its representation as to capitalization but prior to the Effective Time, the outstanding Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Buyer's capitalization.

         (c) At the Effective Time, all shares of Seller Common Stock that are owned by the Seller as treasury stock and all shares of Seller Common Stock that are owned directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries (other than shares of Seller Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (referred to herein as "Trust Account Shares") and other than any shares of Seller Common Stock held by Buyer or the Seller or any of their respective subsidiaries in respect of a debt previously contracted (referred to herein as "DPC Shares")) shall be canceled and shall cease to exist.

         (d) As a result of the Merger and without any action on the part of the holders thereof, all shares of Seller Common Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate" and, collectively, the "Certificates") representing any shares of Seller Common Stock (other than those shares of Seller Common Stock to be canceled pursuant to Section 2.01(c)) shall thereafter cease to have any rights with respect to such shares of Seller Common Stock, except the right to receive, without interest, the Merger Consideration upon the surrender of such Certificate.

         SECTION 2.02. ELECTION AND EXCHANGE PROCEDURES.

         (a) As of the Effective Time, (i) the Buyer shall deposit, or shall cause to be deposited, with an exchange agent selected by the Buyer on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2, a certificate representing the shares of Buyer Common Stock and cash which together constitute the consideration for the Merger (such certificates and cash, together with any dividends or distributions with respect to such shares of Buyer Common Stock shall hereinafter be referred to as the "Exchange Fund").

         (b) As soon as practicable after the Effective Time, and in no event later than three business days thereafter (which date shall be referred to as the "Mailing Date"), Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates at the Effective Time (1) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates and (2) an election form (the "Election Form"). The Seller shall have the right to approve the form of both the letter of transmittal and the Election Form.



                                       4
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         (c) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through appropriate and customary documentation and instructions) to elect to receive Buyer Common Stock with respect to each share of such holder's Seller Common Stock ("Stock Election Shares"), to elect to receive cash with respect to each share of such holder's Seller Common Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares"). Any shares of Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form on or before 5:00 p.m., on the 20th day following the Mailing Date (or such other time and date as the Buyer and the Seller may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares".

         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline by written notice to the Exchange Agent, which notice must be received by the Exchange Agent at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Buyer or the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Buyer or the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         If the aggregate number of Stock Election Shares does not equal the Stock Conversion Number (as defined below), within five business days after the Election Deadline, the Buyer shall cause the Exchange Agent to allocate among holders of Seller Common Stock the right to receive, with respect to each such share, Buyer Common Stock or cash in the Merger as follows:

                  (i) if the number of Stock Election Shares is less than the Stock Conversion Number, then

                           (A) all Stock Election Shares shall be converted into
                  the right to receive Buyer Common Stock,

                           (B) the Exchange Agent will select, on a pro rata
                  basis, first from among the holders of No-Election Shares and then (if necessary) from among the holders of Cash Election Shares, a sufficient number of such shares (collectively the "Stock Designee Shares") such that the number of Stock Designee Shares will, when added to the number of Stock Election Shares, equal as closely as practicable


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
                  the Stock Conversion Number, and all Stock Designee Shares will be converted into the right to receive Buyer Common Stock, and

                           (C) any Cash Election Shares and any No-Election
                  Shares not so selected as Stock Designee Shares will be converted into the right to receive cash; or

                  (ii) if the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then

                           (A) all Cash Election Shares will be converted into
                  the right to receive cash,

                           (B) the Exchange Agent will select, on a pro rata
                  basis, first from among the holders of No-Election Shares and then (if necessary) from among the holders of Stock Election Shares, a sufficient number of such shares (collectively the "Cash Designee Shares") such that the number of Cash Designee Shares will, when added to the number of Cash Election Shares, equal as closely as practicable the Cash Conversion Number (as defined below), and all Cash Designee Shares will be converted into the right to receive cash, and

                           (C) any Stock Election Shares and any No-Election
                  Shares not so selected as Cash Designee Shares will be converted into the right to receive Buyer Common Stock.

         "Stock Conversion Number" means 395,687 and "Cash Conversion Number" means 395,687.

         Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with the Election Form, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to the provisions of Articles I and II hereof, and/or (y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Articles I and II.

         (d) Notwithstanding any other provisions of this Agreement, dividends or other distributions on Buyer Common Stock with respect to any shares of Seller Common Stock represented by a Certificate that has not been surrendered for exchange shall be paid only as provided herein. Any such dividend or distribution amounts with a record date after the Effective Time and a payment date prior to the surrender of such Certificate shall be deposited (less the amount of any withholding taxes which may be required thereon) with the Exchange Agent on the applicable payment date, to be held by the Exchange Agent in a non-interest bearing account until the surrender of such Certificate. Following surrender of any such Certificate, the holder thereof


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
shall be entitled to receive for the whole shares of Buyer Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid, less the amount of any withholding taxes which may be required thereon.

         (e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Seller of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time and if, after the Effective Time, Certificates are presented for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Certificates surrendered for exchange by any person constituting an "affiliate" of the Seller for purposes of Rule 145, as such rule may be amended from time to time ("Rule 145"), of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until the Buyer has received an affiliate letter (the "Affiliate Letter") from such person as provided in Section 6.05.

         (f) No fractional shares of Buyer Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of Buyer Common Stock pursuant to this Agreement, each holder of Seller Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Per Share Merger Consideration by (ii) the fractional amount of the shares of Buyer Common Stock which such holder would otherwise be entitled to receive under this Article II.

         (g) The provisions of Sections 2.01 and 2.02 assume that there will be 791,374 shares of Seller Common Stock outstanding at the Effective Time. If there is any change in this number as of the Effective Time, the provisions of Sections 2.01 and 2.02, including the $8, 111,583.50 amount, the Per Share Cash Consideration, the Per Share Stock Consideration, the Stock Conversion Number and the Cash Conversion Number, will be appropriately adjusted.

         SECTION 2.03. RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Seller six months after the Effective Time shall be delivered to the Buyer. Any former stockholders of the Seller who have not theretofore complied with this Article II shall thereafter look only to the Buyer for payment of any consideration payable as a result of the Merger pursuant to this Agreement, without any interest thereon. None of the Buyer, the Seller, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any shares of stock or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         SECTION 2.04. LOST OR STOLEN CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond in such reasonable amount as the Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Buyer will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer

Common Stock and cash in lieu of fractional shares of Buyer Common Stock, if any, to which such person is entitled (and to the extent applicable, dividends and distributions payable pursuant to Section 2.02).

         SECTION 2.05. DISSENTING SHARES.

         (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 85 of the MBCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of MBCL Section 85 et seq. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Seller Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in the manner provided in Section 2.02 hereof.

         (b) The Seller shall give the Buyer (i) prompt notice of any objections filed pursuant to MBCL Section 85 et seq. received by the Seller, withdrawals of such objections, and any other instruments served in connection with such objections pursuant to the Massachusetts General Laws and received by the Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the Massachusetts General Laws consistent with the obligations of the Seller thereunder. The Seller shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the Massachusetts General Laws.

         SECTION 2.06. TERMINATION, NOTICE AND CURE. If the Average Closing Price is equal to or less than 70% of the Signing Date Closing Price, the Seller may elect by giving written notice to the Buyer prior to the third business day immediately preceding the Closing Date to terminate this Agreement pursuant to
Section 8.01(h). Within two business days thereafter, the Buyer may elect to increase the Per Share Stock Consideration to the Adjusted Per Share Stock
Consideration: In the event the Buyer makes such an election, this Agreement shall not terminate and the Per Share Stock Consideration shall be the Adjusted Per Share Stock Consideration. In the event the Buyer does not elect to increase the Per Share Stock Consideration, this Agreement shall terminate on the date established as the Closing Date with the consequences specified in Section 8.02(a) hereof.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Buyer that except, with respect to any Section of this Article III, as specifically set forth in the corresponding section of the Disclosure Schedule previously delivered by the Seller to the Buyer (the "Seller Disclosure Schedule"):

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

         (a) The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and a bank holding company registered with the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended. Gloucester Bank and Trust Company is a state chartered trust company and wholly-owned subsidiary of the Seller (the "Seller's Bank") duly organized and validly existing under the laws of the Commonwealth of Massachusetts. The deposit accounts of the Seller's Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by law and all premiums and assessments required in connection therewith have been paid by the Seller's Bank. Each subsidiary (as defined in Section 9.05(g) below) of the Seller (other than the Seller's Bank) (collectively, the "Subsidiaries") is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Seller, the Seller's Bank and the Subsidiaries each has the requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have obtained such approval or to be so licensed or qualified and be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect (as defined below).

         (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of the outstanding capital stock or other ownership interest by the Seller or the Seller's Bank of each Subsidiary, is set forth in Section 3.01 of the Seller Disclosure Schedule. Except as set forth in Section 3.01 of the Seller Disclosure Schedule, neither the Seller nor the Seller's Bank directly or indirectly owns five percent or more of the capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         (c) When used in connection with the Seller, the Seller's Bank, or any of the Subsidiaries, the term "Material Adverse Effect" means any change or effect that is or would be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Seller, the Seller's Bank and the Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) changes in interest rates or general economic conditions affecting banks generally, (y) changes in federal or state banking or tax laws or regulations affecting banks generally or (z) changes in generally accepted or regulatory accounting principles applicable to banks or their holding companies generally; or (ii) the ability of the Seller, the Seller's Bank or the Subsidiaries to consummate the transactions contemplated hereby.

         SECTION 3.02. ARTICLES OF ORGANIZATION; BY-LAWS; CORPORATE RECORDS. The Seller has heretofore made available to the Buyer a complete and correct copy of the Articles of Organization and the By-Laws or equivalent organizational documents, each as amended to date, of the Seller, the Seller's Bank and each of the Subsidiaries. Such Articles of Organization, By-Laws and equivalent organizational documents are in full force and effect. None of the Seller, the Seller's Bank or any of the Subsidiaries is in violation of any provision of its Articles of Organization or equivalent organizational documents or of its By-Laws. The minute books of the Seller, the Seller's Bank and each of the Subsidiaries contain in all material respects true and correct records of all meetings held or true and complete records of all other corporate actions taken since January 1, 1997 of their respective stockholders and boards of directors (including committees of their respective boards of directors).

         SECTION 3.03. CAPITALIZATION.

         (a) The authorized capital stock of the Seller consists of 4,000,000 shares of Seller Common Stock. As of the date hereof, (i) 791,374 shares of Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (ii) 4,150 shares of Seller Common Stock are held in the treasury of the Seller,
(iii) no shares of Seller Common Stock are held by Seller's Bank or any of the Subsidiaries, and (iv) 157,483 shares of Seller Common Stock are reserved for future issuance pursuant to the Stock Option Agreement. Each issued and outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Each share of capital stock of each Subsidiary owned by the Seller or the Seller's Bank or any of the other Subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Seller's, the Seller's Bank's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         (b) The authorized capital stock of the Seller's Bank consists of 1,000,000 shares of common stock, par value $5 per share (the "Seller's Bank Common Stock") and 12,500 shares of Class B common stock, par value $0.25 per share (the "Class B Stock"). As of the date hereof, (i) 115,820 shares of Seller's Bank Common Stock are issued and outstanding, all of which are owned by the Seller free and clear of any encumbrance or lien (except for directors' qualifying shares, if any) and all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (ii) no shares of the Seller's Bank Common Stock are held in the treasury of the Seller's

Bank or are held by any of the Subsidiaries, and (iii) no shares of Class B Stock are issued or outstanding.

         (c) Except for the Stock Option Agreement, there are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Seller, the Seller's Bank or any of the Subsidiaries or obligating the Seller, the Seller's Bank or any of the Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Seller, the Seller's Bank or any of the Subsidiaries. There are no outstanding contractual obligations of the Seller, the Seller's Bank or any of the Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller, the Seller's Bank or any of the Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Seller does not have an employee stock option plan.

         SECTION 3.04. AUTHORITY.

         The Seller has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Seller's stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by unanimous vote of the Board of Directors of the Seller (the "Seller Board"). The Seller Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Seller's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Seller's stockholders, no other corporate proceedings on the part of the Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         SECTION 3.05. NO CONFLICT. Neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, nor compliance by the Seller with any of the terms or provisions hereof, will (i) conflict with, violate or result in a breach of any provision of the Articles of Organization or By-Laws of the Seller or the articles of organization, by-laws or equivalent organizational documents of the Seller's Bank or any of the Subsidiaries, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Seller, the Seller's Bank or any of the Subsidiaries, or by which any property or asset of the Seller, the Seller's Bank or any of the Subsidiaries is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of the Seller, the Seller's Bank or any of the Subsidiaries pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller, the Seller's Bank or any of the Subsidiaries is a party, or by which the Seller, the Seller's Bank or any of the Subsidiaries is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, either individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.06. CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Seller does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign, including, without limitation, any Bank Regulator (as defined below) (each a "Governmental Entity") or with any third party, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state takeover laws, and filing and recordation of appropriate merger documents as required by the laws of the Commonwealth of Massachusetts, (ii) for consents and approvals of or filings, registrations or negotiations with the FRB, the FDIC, the Massachusetts Board of Bank Incorporation (the "BBI"), and the Massachusetts Housing Partnership Fund, (iii) the filings required by this Agreement and (iv) where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger or otherwise prevent the Seller from performing its obligations under this Agreement, or would not, either individually or in the aggregate, have a Material Adverse Effect. The Seller is not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 7.01(c) should not be obtained.

         SECTION 3.07. COMPLIANCE. The Seller, the Seller's Bank and each of the Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Seller, the Seller's Bank or any of the Subsidiaries or by which any property or asset of the Seller, the Seller's Bank or any of the Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller, the Seller's Bank or any of the Subsidiaries is a party or by which the Seller, the Seller's Bank or any of the Subsidiaries or any property or asset of the Seller, the Seller's Bank or any of the Subsidiaries is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, either individually or in the aggregate, have a Material Adverse Effect; and none of the Seller, the Seller's Bank or any of the Subsidiaries knows of, or has received notice of, any material violations of any of the above. Without limiting the generality of the foregoing, none of the Seller, the Seller's Bank or any of the Subsidiaries has been advised of the existence of any facts or circumstances which would cause the Seller's Bank to be deemed not to be in satisfactory compliance with the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder.

         SECTION 3.08. REPORTS.

         (a) The Seller is not required and at all times since the filing of its Registration Statement on Form S-4EF on March 25, 1998 (the "Seller's S-4EF") has not been required to file any forms, reports or documents with the Securities and Exchange Commission (the "SEC"). The Seller has heretofore delivered to the Buyer all communications mailed by the Seller to its stockholders since March 25, 1998 and such communications, including the Seller's S-4EF, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the FDIC or with the SEC.

         (b) The Seller, the Seller's Bank and each of the Subsidiaries has timely filed and made available to the Buyer true and complete copies of all forms, reports and documents required to be filed by each of them with all appropriate federal or state governmental or regulatory authorities charged with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits, including without limitation, Banking Commissioner of the Commonwealth of Massachusetts (the "Massachusetts Commissioner"), the FRB, and the FDIC (collectively, the "Bank Regulators") since January 1, 1997, and have paid all fees and assessments due and payable in connection therewith. Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators. Except for normal periodic examinations conducted by the FDIC, the Massachusetts Commissioner or any other Bank Regulator in the regular course of the business of the Seller, the Seller's Bank and the Subsidiaries (the "Bank Examinations"), no Bank Regulator has initiated any proceeding or, to the best knowledge of the Seller, investigation into the business or operations of the Seller, the Seller's Bank or any of the Subsidiaries since December 31, 1996. Except as set forth on Section 3.08(b) of the Seller Disclosure Schedule, the Seller, the Seller's Bank and the Subsidiaries have not received any objection from any regulatory agency to any of their responses to any violation, criticism or exception by any Bank Regulator with respect to any report or statement relating to any examinations, which objection remains unresolved.

         SECTION 3.09. FINANCIAL STATEMENTS.

         (a) The Seller has previously made available to the Buyer, for copying, originals of (i) the consolidated financial statements of the Seller, the Seller's Bank and the Subsidiaries as of December 31 for the years 1996, 1997 and 1998 including related statements of income, changes in stockholders' equity, cash flows and the notes thereto, in each case accompanied by the audit report of Shatswell MacLeod & Company, independent public accountants for the Seller, and (ii) the unaudited consolidated financial statements of the Seller, the Seller's Bank and the Subsidiaries as of November 30, 1999 and November 30, 1998, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the eleven month periods then ended. The December 31, 1998 consolidated balance sheet ("Seller Balance Sheet") of the Seller (including the related notes, where applicable) and each of the other financial statements referred to in this Section 3.09 (including the related notes, where applicable) fairly presents (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount and the addition of customary notes), and the financial statements referred to in Section 6.10 hereof each will fairly present, the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of the Seller, the Seller's Bank and the Subsidiaries for the respective periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been prepared, and the financial statements referred to in
Section 6.10 hereof will be prepared, in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto. Each of the financial statements referred to in this Section 3.09, including, in each case, the notes thereto, comply, and the financial statements referred to in Section 6.10 hereof will comply, with applicable accounting requirements and to the extent applicable thereto with the published rules and regulations of the FDIC. Without limiting the generality of the foregoing, (x) the allowance for possible loan losses included in the financial statements referred to in this Section 3.09 was, and the allowance for possible loan losses to be included in the financial statements referred to in Section 6.10 hereof will be, determined in accordance with GAAP. The books and records of the Seller, the Seller's Bank and the Subsidiaries are true and complete in all material respects and have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

         (b) The consolidated balance sheet of the Seller, the Seller's Bank and the Subsidiaries as of December 31, 1998 and as of November 30, 1999, including the notes thereto, each makes adequate provision for all material liabilities and obligations of every nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of the Seller, the Seller's Bank and the Subsidiaries as of December 31, 1998 and as of November 30, 1999, respectively, and except as and to the extent set forth on such consolidated balance sheet, none of the Seller, the Seller's Bank or any of the Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) which would be required to be reflected or disclosed on a balance sheet, or in the notes thereto, prepared in accordance with GAAP.

         SECTION 3.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, except as contemplated by this Agreement, the Seller, the Seller's Bank and the Subsidiaries have conducted their businesses only in the ordinary course and in manners consistent with past practice and, since December 31, 1998, there has not been (a) either individually or in the aggregate, any Material Adverse Effect, (b) any material damage, destruction or loss with respect to any property or asset of the Seller, the Seller's Bank or any of the Subsidiaries,
(c) any change by the Seller, the Seller's Bank or any of the Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller's independent accountants, (d) any revaluation by the Seller, the Seller's Bank or any of the Subsidiaries of any asset, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry by the Seller, the Seller's Bank or any of the

Subsidiaries into any contract or commitment (other than with respect to Loans, as hereinafter defined) of more than $200,000, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Seller, the Seller's Bank or any of the Subsidiaries except in the ordinary course of business in an amount consistent with past practice or any redemption, purchase or other acquisition of any of its securities, (g) except as would have been permitted by Section 5.01(b)(xi) hereof, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Seller, the Seller's Bank or any of the Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any other material action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Seller, the Seller's Bank or any of the Subsidiaries, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by the Seller, the Seller's Bank or any of the Subsidiaries for federal or state income tax purposes, (j) any change in the credit policies or procedures of the Seller, the Seller's Bank or any of the Subsidiaries, the effect of which was or is to make any such policy or procedure materially less restrictive in any material respect, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the ordinary course of business consistent with past practice, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice, (m) except with respect to funds borrowed by the Seller, the Seller's Bank or any of the Subsidiaries, any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Seller, the Seller's Bank or any of the Subsidiaries with a value in excess of $25,000 in the aggregate (n) any acquisition or disposition of any assets or properties having a value in excess of $200,000, or any contract for any such acquisition or disposition entered into, other than the acquisition or disposition of Loans in the ordinary course of business consistent with past practice, or (o) any lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

         SECTION 3.11. ABSENCE OF LITIGATION. None of the Seller, the Seller's Bank or any of the Subsidiaries is a party to any, and there are no pending, or to the best knowledge of the Seller, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against the Seller, the Seller's Bank or any of the Subsidiaries or any property or asset of the Seller, the Seller's Bank or any of the Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, either individually or in the aggregate, would have a Material Adverse Effect and no facts or circumstances have come to the Seller's attention which have caused it to believe that a material claim, action, proceeding or investigation against or affecting the Seller, the Seller's Bank or any of the Subsidiaries could reasonably be expected to occur. None of the Seller, the Seller's Bank or any of the Subsidiaries, or any property or asset of the Seller, the Seller's Bank or any of the Subsidiaries, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.12. EMPLOYEE BENEFIT PROGRAMS.

         (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a list of every Employee Program that has been maintained by the Seller, the Seller's Bank or an Affiliate at any time during the three years preceding this Agreement.

         (b) Each Employee Program which has ever been maintained by the Seller, the Seller's Bank or an Affiliate and which has been intended to qualify under
Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program that is qualified under Section 401(a) of the Code.

         (c) None of the Seller, the Seller's Bank or any Affiliate knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Employee Programs that are currently maintained by the Seller, the Seller's Bank or any Affiliate. With respect to any Employee Program currently maintained by the Seller, the Seller's Bank or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Seller, the Seller's Bank or any Affiliate to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Seller, the Seller's Bank or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued

(and all such unpaid but accrued amounts are described on Section 3.12(c) of the Seller Disclosure Schedule).

         (d) None of the Seller, the Seller's Bank nor any Affiliate has incurred any liability under title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Seller, the Seller's Bank or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by the Seller, the Seller's Bank or an Affiliate and subject to title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part 2615) and (ii) no event or condition which presents a material risk of plan termination or any other event that may cause the Seller, the Seller's Bank or any Affiliate to incur liability or have a lien imposed on its assets under title IV of ERISA. No Employee Program maintained by the Seller, the Seller's Bank or an Affiliate and subject to title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Neither the Seller, the Seller's Bank nor any Affiliate has ever maintained a Multiemployer Plan. None of the Employee Programs ever maintained by the Seller, the Seller's Bank or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

         (e) With respect to each Employee Program maintained by the Seller, the Seller's Bank or any Subsidiary within the three years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to the Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; and (vii) any registration statement or other filing made pursuant to any federal or state securities law.

         (f) Each Employee Program required to be listed on Section 3.12(a) of the Seller Disclosure Schedule may be amended, terminated, or otherwise modified by the Seller, the Seller's Bank or the Affiliate to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Seller, the Seller's Bank or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

         (g) Each Employee Program currently maintained by the Seller or the Seller's Bank (including each non-qualified deferred compensation arrangement) is maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

         (h) Each Employee Program currently maintained by the Seller, the Seller's Bank or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

         (i) For purposes of this section:

                           (i) "Employee Program" means (A) all employee benefit
                  plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                           (ii) An entity "maintains" an Employee Program if
                  such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                           (iii) An entity is an "Affiliate" of the Seller if it
                  would have ever been considered a single employer with the Seller under ERISA Section 4001(b) or part of the same "controlled group" as the Seller for purposes of ERISA Section 302(d)(8)(C).

                           (iv) "Multiemployer Plan" means an employee pension
                  or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         SECTION 3.13. LABOR MATTERS. No work stoppage involving the Seller, the Seller's Bank or any of the Subsidiaries is pending or, to the best knowledge of the Seller, threatened. None of the Seller, the Seller's Bank or any of the Subsidiaries is involved in, or, to the best knowledge of the Seller, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Seller, the Seller's Bank or any of the Subsidiaries. No employees of the Seller, the Seller's Bank or any of the Subsidiaries are represented by any labor union, and, to the best knowledge of the Seller, no labor union is attempting to organize employees of the Seller, the Seller's Bank or any of the Subsidiaries.

         SECTION 3.14. PROPERTY AND LEASES.

         (a) The Seller, the Seller's Bank and each of the Subsidiaries each has good and marketable title to all the real property and all other property owned by it and included in the consolidated balance sheet of the Seller, the Seller's Bank and the Subsidiaries included in audited financial statements for the period ended December 31, 1998. Each parcel of real property, and each item of personal property, owned or leased by the Seller, the Seller's Bank or any of the Subsidiaries (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Seller, the Seller's Bank or such Subsidiary consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (E) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by a Subsidiary acting in a fiduciary capacity (collectively, "Permitted Liens"), and
(ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Seller, has any such condemnation, expropriation or taking been proposed. None of the Seller, the Seller's Bank or any of the Subsidiaries has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its properties.

         (b) All leases of real property leased for the use or benefit of the Seller, the Seller's Bank or any of the Subsidiaries to which the Seller, the Seller's Bank or any of the Subsidiaries is a party requiring rental payments in excess of $25,000 during the period of the lease, and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by the Seller, the Seller's Bank or any of the Subsidiaries, nor, to the best knowledge of the Seller, any event which with notice or lapse of time or both would constitute a material default thereunder by the Seller, the Seller's Bank or any of the Subsidiaries.

         SECTION 3.15. TAXES AND TAX RETURNS.

         (a) Each of the Seller, the Seller's Bank and the Tax Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller, the Seller's Bank and the Tax Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Seller, the Seller's Bank or the Tax Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller, the Seller's Bank or the Tax Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller, the Seller's Bank or the Tax Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Each of the Seller, the Seller's Bank and the Tax Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing or credited to the account of any customer, employee, independent contractor, creditor, stockholder, or other third party.

         (c) No director or officer (or employee responsible for Tax matters) of the Seller, the Seller's Bank or the Tax Subsidiaries expects any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller, the Seller's Bank or the Tax Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Seller, the Seller's Bank or the Tax Subsidiaries has knowledge based upon personal contact with any agent of such authority. Section 3.15(c) of the Seller Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller, the Seller's Bank or the Tax Subsidiaries for taxable periods ending on or after December 31, 1992, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies against or agreed to by the Seller, the Seller's Bank or the Tax Subsidiaries since December 31, 1992.

         (d) None of the Seller, the Seller's Bank or any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) None of the Seller, the Seller's Bank or any Tax Subsidiary has filed a consent under Section 341(f) of the Code, concerning collapsible corporations. No property of the Seller, the Seller's Bank or any Tax Subsidiary is property that the Seller, the Seller's Bank or any Subsidiary is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect prior to the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168(h). None of the Seller, the Seller's Bank or any Tax Subsidiary has been required to include in income any adjustment pursuant to Code Section 481 by reason of a voluntary change in accounting method initiated by the Seller, the Seller's Bank or any Tax Subsidiary. None of the Seller, the Seller's Bank or any Tax Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Code Section 162(m). None of the Seller, the Seller's Bank or any Tax Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Seller, the Seller's Bank or any Tax Subsidiary is a party to any Tax allocation or sharing agreement. None of the Seller, the Seller's Bank or any Tax Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or (B) has any Liability for the Taxes of any person (other than the Seller, the Seller's Bank or any Subsidiary) under Treasury Regulations Section 1.1506-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) The unpaid Taxes of the Seller, the Seller's Bank and each Subsidiary (A) did not, as of November 30, 1999, exceed by any material amount the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited consolidated balance sheet of Seller and its Subsidiaries as of November 30, 1999 (rather than in any notes thereto) and (B) do not exceed by any material amount that reserve as adjusted for the passage of time through the Closing Date.

         (g) For purposes of this Section 3.15

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, net worth, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and includes amounts for which the Seller, the Seller's Bank or any Subsidiary is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture, or other entity.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tax Subsidiary" means a Subsidiary that is a corporation or a partnership for United States federal income tax purposes and if, a corporation, which is a member of an Affiliated Group that files consolidated federal income tax returns with the Seller as common parent, or, if a partnership, in which the Seller, the Seller's Bank or any of the Subsidiaries holds at least a 50 percent capital or profits interest, and unless otherwise indicated thereon includes all Subsidiaries listed on Section 3.01 of the Seller Disclosure Schedule.

         SECTION 3.16. CERTAIN CONTRACTS.

         (a) Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, none of the Seller, the Seller's Bank or any Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer, employee or consultant, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Seller, the Seller's Bank, or any of its Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, (v) which materially restricts the conduct of any line of business by the Seller, the Seller's Bank, or any of the Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Seller has previously delivered to the Buyer true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Seller, the Seller's Bank or any of the Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in
Section 3.16(a) of the Seller Disclosure Schedule, is referred to herein as a "Seller Contract".

         (b) Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, (i) to the best knowledge of the Seller, each Seller Contract is legal, valid and binding upon the Seller, the Seller's Bank or such Subsidiary, as the case may be, and in full force and effect, (ii) the Seller, the Seller's Bank and each of the Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each such Seller Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Seller, the Seller's Bank or any of the Subsidiaries under any such Seller Contract.

         SECTION 3.17. LOAN PORTFOLIO. Except as set forth in Section 3.17 of the Seller Disclosure Schedule, none of the Seller, the Seller's Bank or any Subsidiary is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "Loans") as to which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the best knowledge of the Seller, five percent stockholder of the Seller, the Seller's Bank or any of the Subsidiaries, or to the best knowledge of the Seller, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. To the best knowledge of the Seller, all of the Loans originated and held on the date hereof and at the Effective Time by the Seller, the Seller's Bank and the Subsidiaries, and any other Loans purchased and held currently and at the Effective Time by the Seller, the Seller's Bank and the Subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of the Seller, the Seller's Bank and the Subsidiaries. Section 3.17 of the Seller Disclosure Schedule sets forth as of the date hereof, (i) all of the Loans in original principal amount in excess of $50,000 of the Seller, the Seller's Bank or any of the Subsidiaries that as of the date of this Agreement are classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Seller, the Seller's Bank and the Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category, it being understood that no representation is being made that the FDIC or the Massachusetts Commissioner would agree with the loan classifications contained in Section 3.17 of the Seller Disclosure Schedule. The Seller shall promptly inform the Buyer in writing of any Loan the original principal balance of which exceeds $50,000 that becomes classified in the manner described in this Section 3.17, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement. The information (including electronic information and information contained on tapes and computer disks) with respect to the Loans furnished to Buyer by the Seller is true and complete in all material respects.

         SECTION 3.18. INVESTMENT SECURITIES. Section 3.18(a) of the Seller Disclosure Schedule sets forth the book and market value as of December 31, 1999 of the investment securities, mortgage backed securities and securities held for sale by the Seller, the Seller's Bank and the Subsidiaries. Section 3.18(b) of the Seller Disclosure Schedule sets forth the names of all the joint ventures in which the Seller, the Seller's Bank or any of the Subsidiaries has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the Seller Balance Sheet for the period ended December 31, 1998, and none of the material investments made by the Seller, the Seller's Bank or any of the Subsidiaries since December 31, 1998, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. The Seller and the Seller's Bank have
(i) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (ii) accounted for any decline in the market value of its marketable equity securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including without limitation the recognition through the Seller's consolidated statement of operations of any unrealized loss with respect to any individual marketable equity security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

         SECTION 3.19. DERIVATIVE TRANSACTIONS. None of the Seller, the Seller's Bank or the Subsidiaries is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar off-balance sheet derivative instruments except as agent on the order and for the account of others other than Federal Home Loan Bank advances or in connection with mortgage loan secondary market activities in the ordinary course of business consistent with the Seller's Bank's past practices.

         SECTION 3.20. INSURANCE. The Seller has made available to the Buyer true and complete copies of all material policies of insurance of the Seller, the Seller's Bank and the Subsidiaries currently in effect. All of the policies relating to insurance maintained by each of the Seller, the Seller's Bank and the Subsidiaries with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and none of the Seller, the Seller's Bank or the Subsidiaries has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of the Seller or the Seller's Bank which are maintained by the Seller or the Seller's Bank or which are otherwise included as assets on the books of the Seller or the Seller's Bank (i) are, or will at the Effective Time be, owned by the Seller or the Seller's Bank, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Seller and the Seller's Bank agree that there will not be an amendment prior to the Effective Time without the consent of the Buyer, and (ii) are accounted for properly as assets on the books of the Seller or the Seller's Bank, as applicable, in accordance with GAAP in all material respects. None of the Seller, the Seller's Bank or the Subsidiaries has any material liability for unpaid premiums or premium adjustments not properly reflected on the Seller's consolidated financial statements described in Section
3.09 and Section 6.10.

         SECTION 3.21. ENVIRONMENTAL MATTERS.

         (a) Each of the Seller, the Seller's Bank and the Subsidiaries and, to the best knowledge of the Seller, the Participation Facilities and the Loan Properties (each defined below), are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

         (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of the Seller, threatened, before the EPA or any other Governmental Entity or other forum in which the Seller, the Seller's Bank or any of the Subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as defined below) of any Hazardous Materials (as defined below) or Oil (as defined below) whether or not occurring at or on a site owned, leased or operated by the Seller, the Seller's Bank or any of the Subsidiaries or any Participation Facility except as have not been or are not reasonably likely to be, either individually or in the aggregate, material.

         (c) To the best knowledge of the Seller, the Seller's Bank and the Subsidiaries, there is no suit, claim, action or proceeding pending or threatened, before the EPA or any other Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except where such noncompliance or release has not been or is not reasonably likely to be, either individually or in the aggregate, material.

         (d) None of the Seller, the Seller's Bank, any of the Subsidiaries, nor to their best knowledge any Participation Facility or any Loan Property, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.21 could reasonably be based. No facts or circumstances have come to the Seller's attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.21 could reasonably be expected to occur.

         (e) During the period of (i) the Seller's, the Seller's Bank's or any of the Subsidiaries' ownership or operation of any of their respective current properties, (ii) the Seller's, the Seller's Bank's or any of the Subsidiaries' participation in the management of any Participation Facility, or (iii) the Seller's, the Seller's Bank's or any of the Subsidiaries' holding of a security interest in a Loan Property, there has been no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property or, to the best knowledge of the Seller, such Participation Facility or Loan Property, except where such release or presence is not or is not reasonably like to be, either individually or in the aggregate, material. To the best knowledge of the Seller, prior to the period of (x) the Seller's, the Seller's Bank's or any of the Subsidiaries' ownership or operation of any of their respective current properties or any previously owned or operated properties,
(y) the Seller's, the Seller's Bank's or any of the Subsidiaries' participation in the management of any Participation Facility, or (z) the Seller's, the Seller's Bank's or any of the Subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release or presence is not or is not reasonably likely to be, either individually or in the aggregate, material.

         (f) The following definitions apply for purposes of this Section 3.21:
(i) "Loan Property" means any property in which the Seller, the Seller's Bank or any of the Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which the Seller, the Seller's Bank or any of the Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (iv) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement; and (v) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

         SECTION 3.22. INTELLECTUAL PROPERTY. The Seller, the Seller's Bank and each of the Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and none of the Seller, the Seller's Bank or any of the Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Seller, the Seller's Bank and each of the Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         SECTION 3.23. FIDUCIARY ACCOUNTS. None of the Seller, the Seller's Bank or the Subsidiaries serves as a fiduciary or maintains fiduciary accounts, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law.

         SECTION 3.24. AGREEMENTS WITH BANK REGULATORS. None of the Seller, the Seller's Bank or any of the Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, nor has the Seller, the Seller's Bank or any Subsidiary been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. None of the Seller, the Seller's Bank or any of the Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Seller, the Seller's Bank or any of the Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

         SECTION 3.25. MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of the Seller, the Seller's Bank or any of the Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller, the Seller's Bank or any of the Subsidiaries that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

         SECTION 3.26. BROKERS' FEES; OPINIONS. No broker, finder or investment banker, other than McConnell, Budd & Downes, Inc. (the "Investment Banker"), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Stock Option Agreement based upon arrangements made by or on behalf of the Seller. The fee payable to the Investment Banker in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and the Investment Banker, a true and complete copy of which has heretofore been furnished to the Buyer. The Seller has previously received the opinion of the Investment Banker to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of the Seller pursuant to the Merger is fair, from a financial point of view, to such stockholders, and such opinion has not been amended or rescinded as of the date of this Agreement.

         SECTION 3.27. PROXY STATEMENT. The information contained in the proxy statement to be sent to the stockholders of the Seller in connection with the Stockholders' Meeting (the "Proxy Statement") will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Seller or at the time of the Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information to be supplied by the Buyer which is contained in any of the foregoing documents. To the extent reasonably practicable, the Proxy Statement will comply in all material respects as to form and content with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.28. SELLER INFORMATION. The information supplied by the Seller or the Seller's Bank for inclusion in the Registration Statement on Form S-4 referred to in Section 6.01 (the "S-4") (or any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         SECTION 3.29. STATE TAKEOVER LAWS. The Board of Directors of the Seller has approved the transactions contemplated by this Agreement and the Seller Option Agreement and taken all other requisite action such that the provisions of Ch. 110F of the Massachusetts General Laws and the provisions of the Seller's Articles of Organization relating to special voting requirements for certain business combinations will not apply to this Agreement or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

         SECTION 3.30. DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Seller to be material to the Merger and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the best knowledge of the Seller, has been withheld from, or has not been delivered in writing to, the Buyer.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Seller that:

         SECTION 4.01.              CORPORATE ORGANIZATION.

         (a) The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and a bank holding company registered with the FRB under the Bank Holding Company Act of 1956, as amended. Andover Bank is a savings bank and wholly-owned (except for directors qualifying shares) subsidiary of the Buyer (the "Buyer's Bank") duly organized and validly existing under the laws of the Commonwealth of Massachusetts. The deposit accounts of the Buyer's Bank are insured by the FDIC to the fullest extent permitted by law and all premiums and assessments required in connection therewith have been paid by the Buyer's Bank. The Buyer and the Buyer's Bank each has the requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and be in good standing would not, either individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below).

         (b) When used in connection with the Buyer or the Buyer's Bank, the term "Buyer Material Adverse Effect" means any change or effect that is or would be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Buyer and the Buyer's Bank taken as a whole, other than any such effect attributable to or resulting from (x) changes in interest rates or general economic conditions affecting banks generally, (y) changes in federal or state banking or tax laws or regulations affecting banks generally or (z) changes in generally accepted or regulatory accounting principles applicable to banks or their holding companies generally; or (ii) the ability of the Buyer to consummate the transactions contemplated hereby.

         SECTION 4.02.              CAPITALIZATION.

         (a) The authorized capital stock of the Buyer consists of 15,000,000 shares of Buyer Common Stock and 3,000,000 shares of Preferred Stock, $.10 par value (the "Preferred Stock"). As of January 14, 2000, (i) 6,521,572 shares of Buyer Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (ii) 12,500 shares of Buyer Common Stock are held in the treasury of the Buyer, (iii) no shares of Buyer Common Stock are held by any subsidiaries of Buyer, (iv) 102,531 shares of Buyer Common Stock are reserved for future issuance pursuant to the Buyer Option Plan (v) 75,000 shares of Buyer Common Stock are reserved for future issuance pursuant to Directors' Deferred Compensation Plan,, and (vi) 100,000 shares of Preferred Stock have been designated and no shares are issued and outstanding as Series B Junior Participating Cumulative Preferred Stock pursuant to the Buyer's Shareholder Rights Agreement (the "Parent Rights").

         (b) Except for the Buyer Option Plan, the Directors' Deferred Compensation Plan and the Buyer's Dividend Reinvestment Plan, there are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Buyer or the Buyer's Bank or obligating the Buyer or the Buyer's Bank to issue or sell any shares of capital stock of, or other equity interests in, the Buyer or the Buyers's Bank. There are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in the Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Buyer.

         SECTION 4.03. AUTHORITY.

         The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer (the "Buyer Board"). This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         SECTION 4.04. NO CONFLICT. Neither the execution, delivery and performance of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) conflict with, violate or result in a breach of any provision of the Certificate of Incorporation or By-Laws of the Buyer or the articles of organization or by-laws of the Buyer's Bank, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Buyer or the Buyer's Bank, or by which any property or asset of the Buyer or the Buyer's Bank is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of the Buyer or the Buyer's Bank pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or the Buyer's Bank is a party, or by which the Buyer or the Buyer's Bank is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, either individually or in the aggregate, have a Buyer Material Adverse Effect.

         SECTION 4.05. CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity or with any third party, except (i) for the S-4 and applicable requirements, if any, of the Exchange Act, state takeover laws, and filing and recordation of appropriate merger documents as required by the laws of the Commonwealth of Massachusetts and the State of Delaware, (ii) for consents and approvals of or filings, registrations or negotiations with the FRB, the FDIC, the BBI, and the Massachusetts Housing Partnership Fund, (iii) the filings required by this Agreement and (iv) where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger or otherwise prevent the Buyer from performing its obligations under this Agreement, or would not, either individually or in the aggregate, have a Buyer Material Adverse Effect. The Buyer is not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 7.01(c) should not be obtained.

         SECTION 4.06. COMPLIANCE. The Buyer and the Buyer's Bank hold, and have at all times within the last six years, held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Buyer or the Buyer's Bank or by which any property or asset of the Buyer or the Buyer's Bank is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or the Buyer's Bank is a party or by which the Buyer or the Buyer's Bank or any property or asset of the Buyer or the Buyer's Bank is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, either individually or in the aggregate, have a Buyer Material Adverse Effect; and neither the Buyer nor the Buyer's Bank knows of, or has received notice of, any violation of any of the above. Without limiting the generality of the foregoing, neither the Buyer nor the Buyer's Bank has been advised of the existence of any facts or circumstances which would cause the Buyer's Bank to be deemed not to be in satisfactory compliance with the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder.

         SECTION 4.07. FINANCIAL STATEMENTS. The Buyer has previously made available to the Seller copies of (i) the consolidated balance sheets of the Buyer and its subsidiaries as of December 31 for the fiscal years 1997 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in the Buyer's 1998 Annual Report on Form 10-K, and (ii) the unaudited consolidated financial statements of the Buyer and its subsidiaries as of September 30, 1999 and September 30, 1998 as reported on the Buyer's Quarterly Report on Form 10Q for the quarter ended September 30, 1999, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine month period then ended. The December 31, 1998 consolidated balance sheet of the Buyer (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Buyer and its subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.07 (including the related notes where applicable) fairly present in all material respects, (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount and the addition of customary notes) in all material respects, the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Buyer for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act.

         SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a)      Since December 31, 1998:

                  (i) there has not been any Buyer Material Adverse Effect;

                  (ii) there has not been any incurrence by the Buyer of any liability that has had, or to the knowledge of the Buyer could reasonably be expected to have, a Buyer Material Adverse Effect;

                  (iii) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business none of which has had a Buyer Material Adverse Effect;

                  (iv) there has not been any change in any of the accounting methods or practices of the Buyer or any of its subsidiaries other than changes required by applicable law or generally accepted accounting principles.

         SECTION 4.09. ABSENCE OF LITIGATION. Neither the Buyer nor any of its subsidiaries is a party to any, and there are no pending, or to the best knowledge of the Buyer, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against the Buyer or any of its subsidiaries or any property or asset of the Buyer or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, either individually or in the aggregate, would have a Buyer Material Adverse Effect and no facts or circumstances have come to the Buyer's attention which have caused it to believe that a material claim, action, proceeding or investigation against or affecting the Buyer or any of its subsidiaries could reasonably be expected to occur. Neither the Buyer nor its subsidiaries, or any property or asset of the Buyer or any of its subsidiaries, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect.

         SECTION 4.10. AGREEMENTS WITH BANK REGULATORS. Neither the Buyer nor the Buyer's Bank is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, nor has the Buyer or the Buyer's Bank been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither the Buyer or the Buyer's Bank is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the

Buyer or the Buyer's Bank is entitled to receive financial assistance or indemnification from any governmental agency.

         SECTION 4.11. BUYER INFORMATION. The information contained in the Prospectus relating to the offering of the Buyer Common Stock pursuant to this Agreement, will not, on the date the Prospectus (or any amendment or supplement thereto) is first mailed to stockholders of the Seller or at the time of the Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to such offering which shall have become false or misleading. Notwithstanding the foregoing, the Buyer makes and will make no representation or warranty with respect to any information supplied by the Seller which is contained in the Prospectus. The Prospectus and the related S-4 will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.12. CAPITAL, FINANCING. On the date hereof, the Buyer is, at a minimum, "adequately capitalized," as such term is defined in the rules and regulations promulgated by the FRB and the FDIC, as the case may be. The Buyer will have available to it sources of capital and financing sufficient to fulfill its cash obligations hereunder.

         SECTION 4.13. SEC REPORTS. Buyer has previously made available to the Seller a true and complete, in all material respects, copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by the Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its shareholders since January 1, 1997, and, as of their respective dates, no such Buyer Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. COVENANTS OF THE SELLER.

         (a) The Seller covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Buyer shall otherwise agree in writing, the business of the Seller, the Seller's Bank and the Subsidiaries shall be conducted only in, and the Seller, the Seller's Bank and the Subsidiaries shall not take any action except in, the usual, regular and ordinary course of business and in a manner consistent with past banking practice and generally to conduct their business in substantially the same way as heretofore conducted, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and without significant increase in the rate of growth of the Seller's, the Seller's Bank's or the Subsidiaries' loan portfolio. The Seller shall use its reasonable best efforts to preserve substantially intact the business organization of the Seller, the Seller's Bank and the Subsidiaries, to keep available the present services of the officers, employees and consultants of the Seller, the Seller's Bank and the Subsidiaries and to preserve the current relationships and goodwill of the Seller, the Seller's Bank and the Subsidiaries with customers, suppliers and other persons with which the Seller, the Seller's Bank or any of the Subsidiaries have business relationships, including without limitation, implementing a deposit retention program in furtherance thereof.

         (b) By way of amplification and not limitation of clause (a) above, except as contemplated by this Agreement and the Stock Option Agreement, the Seller shall not, nor shall the Seller permit the Seller's Bank or any of the Subsidiaries, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of the Buyer through its representative Gerald T. Mulligan (which consent shall not be unreasonably withheld):

                           (i) amend or otherwise change its Articles of Organization or By-laws or equivalent organizational documents;

                           (ii) issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Seller, the Seller's Bank or any of the Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Seller, the Seller's Bank or any of the Subsidiaries, or enter into any agreement with respect to any of the foregoing;

                           (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for the declaration and payment of a regular quarterly cash dividend in an amount not to exceed the amount of the most recent quarterly cash dividend declared by the Seller prior to the date of this Agreement and at times consistent with the Seller's past practice;

                           (iv) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement;

                           (v) repurchase, redeem or otherwise acquire any shares of the capital stock of the Seller, the Seller's Bank or any of the Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Seller, the Seller's Bank or any of the Subsidiaries;

                           (vi) enter into any new line of business or materially expand the business currently conducted by the Seller, the Seller's Bank and the Subsidiaries or file any application to relocate or terminate the operations of any banking office of the Seller's Bank;

                           (vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, other business organization or any division thereof or any material amount of assets;

                           (viii) except for advances from the Federal Home Loan Bank in an amount not to exceed $20 million outstanding at any one time, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, or make any loan or advance, other than in the ordinary course of business consistent with past practice;

                           (ix) enter into any contract or agreement other than in the ordinary course of business consistent with past practice and, in any event, regardless of whether consistent with past practice, undertake or enter into any contract or other commitment (other than contracts or commitments relating to Loans) involving an aggregate payment by or to the Seller, the Seller's Bank or any of the Subsidiaries under any such contract or commitment of more than $50,000 or having a term of one year or more from the time of execution;

                           (x) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $50,000 for the Seller, the Seller's Bank and the Subsidiaries taken as a whole, except for written contractual commitments entered into prior to the date of this Agreement as disclosed in the Seller Disclosure Schedule;

                           (xi) (A) except as required by applicable law, (x) adopt, amend, renew or terminate any plan or any agreement, arrangement, plan or policy between the Seller, the Seller's Bank or any of the Subsidiaries and one or more of its current or former directors, officers or employees, or (y) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), provided, however, that the Seller or the Seller's Bank may grant salary increases to its officers and employees at the regular review date of such officers and employees in an aggregate amount for all officers and employees not to exceed 4% of the aggregate current annualized base salaries of such officers and employees or constitute more than a 10% increase with respect to any one officer or employee; or (B) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Seller, the Seller's Bank or any of the Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

                           (xii) take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller's independent accountants;

                           (xiii) make any tax election or settle or compromise any federal, state, local or foreign tax liability;

                           (xiv) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

                           (xv) make any new or additional equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

                           (xvi) sell any securities in its investment portfolio, except in the ordinary course of business, or engage in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments;

                           (xvii) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements or purchase or sell any loans in bulk;

                           (xviii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Article VII not being satisfied in any material respect, or in any material violation of any provision of this Agreement or the Stock Option Agreement, except, in every case, as may be required by applicable law;

                           (xix) commit any act or omission which constitutes a material breach or default by the Seller, the Seller's Bank or any of the Subsidiaries under any Regulatory Agreement or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

                           (xx) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would be material;

                           (xxi) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (A) any contract, agreement or lease for office space, operations space or branch space to which the Seller, the Seller's Bank or any of the Subsidiaries is a party or by which the Seller, the Seller's Bank or any of the Subsidiaries or its respective properties is bound; (B) any lease, contract or agreement other than in the ordinary course of business consistent with past practice including renewals of leases to existing tenants of the Seller, the Seller's Bank or any Subsidiary; (C) regardless of whether consistent with past practices, any lease, contract, agreement or commitment, other than Loans, involving an aggregate payment by or to the Seller, the Seller's Bank or any of the Subsidiaries of more than $25,000 or requiring performance by the Seller, the Seller's Bank or any of the Subsidiaries of any obligations at any time more than one year after the time of execution;

                           (xxii) change in any material respect its loan policies or procedures, except as required by regulatory authorities; or

                           (xxiii) agree to do any of the foregoing.

         SECTION 5.02. SYSTEM CONVERSIONS. From and after the date hereof, the Buyer and the Seller shall meet on a regular basis to discuss and plan for the conversion of the Seller's and the Seller's Bank's data processing and related electronic informational systems to those used by the Buyer and its affiliates, which planning shall include, but not be limited to, discussion of the possible termination by the Seller and the Seller's Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Seller or the Seller's Bank in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Seller and the Seller's Bank shall not be obligated to take any such action prior to the Effective Time and, unless the Seller and the Seller's Bank otherwise agree, no conversion shall take place prior to the Effective Time. In the event that the Seller or the Seller's Bank takes, at the request of the Buyer, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, the Buyer shall indemnify the Seller or the Seller's Bank, as applicable on terms reasonably satisfactory to such party for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the Merger is not consummated in accordance with the terms of this Agreement; provided that such indemnification shall not apply to the termination of the subservicing agreements referred to in the next sentence. The Seller has confirmed to the Buyer that it will provide by January 31, 2000 to Rockport National Bank and Cape Ann Savings Bank the required six month notice, in proper form, of the termination of its subservicing agreements with Rockport National Bank and Cape Ann Savings Bank.

         SECTION 5.03. CERTAIN CHANGES AND ADJUSTMENTS. Prior to the Closing (as defined in Section 9.01 hereof), the Buyer and the Seller shall consult and cooperate with each other concerning the Seller's Bank's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to reflect Buyer's plans with respect to the conduct of the Seller's Bank's business following the Merger; provided, however, that the Seller and the Seller's Bank shall not be obligated to take any action pursuant to this Section which is inconsistent with GAAP and unless and until the Buyer acknowledges, and the Seller and the Seller's Bank are satisfied, that all conditions to Seller's obligation to consummate the Merger have been satisfied. No action taken by the Seller or the Seller's Bank pursuant to this Section or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect.

         SECTION 5.04. ALCO MANAGEMENT. The Seller agrees that during the period from the date of this Agreement through the Effective Time, the Seller will consult with the Buyer in the development of a reasonable program to manage the Seller's, Seller's Bank's and any Subsidiaries interest sensitive assets and liabilities (including its fixed-rate mortgage portfolio and its investment portfolio), which program will include a policy not to acquire securities for the investment portfolio of the Seller, the Seller's Bank or any Subsidiary if such securities have a maturity date that is more than five years after the date of acquisition thereof, unless otherwise agreed by the parties. The Buyer and Seller agree to consult on investment programs to be administered by the Seller and the Seller's Bank.

         SECTION 5.05. COVENANT OF THE BUYER. During the period from the date of this Agreement and continuing until the Effective Time, the Buyer shall not, and shall not permit any of its subsidiaries to, take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Merger or other transactions contemplated in this Agreement as set forth in Article VII not being satisfied in any material respect, or in a material violation of any provision of this Agreement or the Stock Option Agreement, except, in every case, as may be required by applicable law.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. REGULATORY MATTERS.

         (a) The Seller shall promptly prepare the Proxy Statement and the Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The S-4 will constitute the registration statement registering the issuance of the Buyer Common Stock pursuant to this Agreement. Each of the Buyer and the Seller shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Seller shall thereafter promptly mail the Proxy Statement to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Seller shall furnish all information concerning the Seller and the holders of the Seller Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Seller and the Buyer shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Seller or the Buyer, as the case may be, and any of their respective subsidiaries, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of the Buyer, the Seller or any of their respective subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

         (d) The Buyer and the Seller shall promptly furnish each other with copies of written communications received by the Buyer or the Seller, as the case may be, or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         SECTION 6.02. ACCESS TO INFORMATION.

         (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Seller shall, and shall cause the Seller's Bank and each of the Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Seller shall, and shall cause the Seller's Bank and the Subsidiaries to, make available to the Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Seller is not permitted to disclose under applicable law),
(ii) copies of all periodic reports to senior management, including, without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the board of directors of the Seller or the Seller's Bank relating to asset quality generally, and (iii) all other information concerning its business, properties and personnel as the Buyer may reasonably request (other than information which the Seller is not permitted to disclose under applicable law). Neither the Seller nor the Seller's Bank nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Seller's, the Seller's Bank's or the Subsidiaries' customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) Without limiting the generality of the foregoing, the Seller shall cooperate with the Buyer in compiling the following with respect to each of the Seller, the Seller's Bank and each Subsidiary (or, in the case of clause (B) below, with respect to the Seller's Bank and each Subsidiary) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Seller, the Seller's Bank and each Subsidiary in its assets; (B) the basis of the stockholder(s) of the Seller's Bank and each Subsidiary in its stock, or the amount of any excess loss account (as defined in Treasury Regulations Section 1.1502-19); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Seller, the Seller's Bank and any Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Seller, the Seller's Bank or any Subsidiary arising out of any deferred intercompany transaction (as defined in Treasury Regulations
Section 1.1502-13).

         (c) All information furnished by the Seller to the Buyer or its representatives pursuant hereto shall be treated as the sole property of the Seller and, if the Merger shall not occur, the Buyer and its representatives shall return to the Seller or destroy all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Buyer shall, and shall use its reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Buyer's possession prior to the disclosure thereof by the Seller; (y) was then generally known to the public; or (z) was disclosed to the Buyer by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Buyer is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Seller to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Buyer may disclose such information to such tribunal or governmental body or agency without liability hereunder.

         (d) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause the Buyer's Bank and its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Seller and the Seller's Bank, access, during normal business hours during the period prior to the Effective Time, to such information regarding the Buyer and its subsidiaries as shall be reasonably necessary for the Seller to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Seller to confirm that the representations and warranties of the Buyer contained herein are true and correct and that the covenants of the Buyer contained herein have been performed in all material respects. Neither the Buyer nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Buyer's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (e) All information furnished by the Buyer to the Seller or its representatives pursuant hereto shall be treated as the sole property of the Buyer and, if the Merger shall not occur, the Seller and its representatives shall return to the Buyer or destroy all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Seller shall, and shall use its reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Seller's possession prior to the disclosure thereof by the Buyer; (y) was then generally known to the public; or (z) was disclosed to the Seller by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Seller is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Buyer to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Seller may disclose such information to such tribunal or governmental body or agency without liability hereunder.

         (f) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein or any condition to the obligations of the parties hereto.

         SECTION 6.03. STOCKHOLDER MEETING. The Seller shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. The Seller will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement; provided, however, that nothing contained in this Section 6.03 or elsewhere in this Agreement shall prohibit the Seller's Board of Directors from failing to make such recommendation or modifying or withdrawing its recommendation, if such Board shall have concluded in good faith with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary duties to the stockholders of the Seller.

         SECTION 6.04. LEGAL CONDITIONS TO MERGER. Each of the Buyer and the Seller shall, and shall cause each of its subsidiaries to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Seller or the Buyer or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

         SECTION 6.05. RESTRICTIONS ON RESALE. The Seller shall use all reasonable efforts to cause each director, executive officer and other person of the Seller who, at the time of the stockholder's meeting called by the Seller to approve this Agreement, is an "affiliate" of the Seller (for purposes of Rule 145 under the Securities Act) and who has indicated to the Seller that such person intends to elect to receive the Buyer Common Stock pursuant to the Merger, to execute "affiliate letters" prior to the Effective Time providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of the Buyer Common Stock received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Buyer shall use all reasonable efforts to comply with Rule 144(c) under the Securities Act in order that all such persons may resell such Buyer Common Stock pursuant to Rule 145(d) under the Securities Act.

         SECTION 6.06. NASDAQ LISTING. The Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

         SECTION 6.07. NO SOLICITATION. The Seller shall not and shall cause the Seller's Bank and the Subsidiaries to not, directly or indirectly, through any officer, director, agent or otherwise, solicit or initiate the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Seller, the Seller's Bank or the Subsidiaries or any business combination with the Seller, the Seller's Bank or the Subsidiaries or, except to the extent determined by the Seller Board, with the advice of its independent counsel, to be required by fiduciary obligations under applicable law, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any of the foregoing. The Seller immediately shall cease and cause to be terminated and shall cause the Seller's Bank and the Subsidiaries to cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Seller shall notify the Buyer and cause the Seller's Bank or the Subsidiaries to notify the Buyer promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Seller agrees and shall cause the Seller's Bank and the Subsidiaries not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Seller, the Seller's Bank or the Subsidiaries is a party.

         SECTION 6.08. EMPLOYEE BENEFIT MATTERS.

         (a) PROVISION OF BENEFITS. As soon as practicable after the Effective Time, the Buyer agrees to provide the employees of the Seller's Bank (the "Seller Employees") who remain employed after the Effective Time (collectively, the "Transferred Seller Employees") with the types and levels of employee benefits maintained by the Buyer for similarly situated employees of the Buyer's Bank. The Buyer will treat, and cause its applicable benefit plans to treat, the service of Seller Employees with Seller or any Subsidiary as service rendered to the Buyer or any Affiliate of Buyer for purposes of eligibility to participate, vesting and for other appropriate benefits, including applicability of minimum waiting periods for participation, but in no event for purposes of benefit accrual (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, the Buyer shall not treat any employee of the Seller or any of its Subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of the Buyer or an Affiliate for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

         (b) COMPENSATION ARRANGEMENTS. Following the Effective Time, the Buyer shall honor and shall cause its subsidiaries to honor the mutual agreement of the Seller's Bank and David L. Marsh, in accordance with Section 6.18 of this Agreement, with respect to the Special Termination Agreement by and between David L. Marsh and the Seller's Bank, dated as of December 30, 1986 (the "Special Termination Agreement").

         (c) CONTINUATION OF PLANS. Notwithstanding anything to the contrary contained herein, the Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller, the Seller's Bank or any of the Subsidiaries; provided, however, that the Buyer shall continue to maintain the such plans (other than stock based or incentive plans or stock funds in retirement plans) until the Seller Employees are permitted to participate in the Buyer's or its Affiliates plans.

         (d) SEVERANCE OBLIGATIONS. Employees of the Seller or the Seller's Bank whose employment is terminated on or within one year after the Effective Time will be provided with severance benefits to the extent as provided in Exhibit II hereto.

         (e) PARACHUTE PAYMENTS. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Seller or any of the Subsidiaries take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

         (f) RETENTION PAYMENTS. The Seller or the Seller's Bank shall pay to those employees of the Seller's Bank designated by the mutual agreement of the Seller and the Buyer retention payments not to exceed in the aggregate the amount set forth in Exhibit II hereto. Such payments shall be payable at such time and shall be allocated among such employees as mutually agreed by the Seller and the Buyer, as promptly as practical after the date hereof.

         SECTION 6.09. DIRECTORS' AND OFFICERS' INSURANCE.

         (a) The Buyer shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policy maintained by the Seller (provided that the Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Buyer be required to expend pursuant to this Section 6.09(a) more than the amount equal to 150% of the current annual amount expended by the Seller to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, the Seller agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

         (b) The Buyer agrees to indemnify current and former directors or officers of the Seller to the same extent that such directors or officers are entitled to indemnification as of the date of this Agreement under the Seller's Articles of Organization and/or By-laws to the full extent permitted under applicable law for a period of six years from the Effective Time, provided that in the event that any claim is asserted or made by such current or former director or officer within such six year period, the right to indemnification in respect of such claim shall continue until the disposition of such claim. The provisions of this Section 6.09 are specifically for the benefit of those present and former directors and officers entitled to indemnification as of the date of this Agreement under the Seller's By-Laws.

         (c) In the event that the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer shall assume the obligations set forth in this Section 6.09.

         SECTION 6.10. FINANCIAL AND OTHER STATEMENTS. Notwithstanding anything to the contrary in Section 6.02, during the term of this Agreement, the Seller shall provide to the Buyer the following documents and information:

                  (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Seller will deliver to the Buyer the Seller Bank's quarterly Call Report as filed with the appropriate Bank Regulator. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, the Seller will deliver to the Buyer the Seller Bank's consolidated and audited financial statements for the fiscal year then ended.

                  (b) Promptly upon receipt thereof, the Seller will furnish to the Buyer copies of all internal control reports submitted to the Seller or the Seller's Bank by independent auditors in connection with each annual, interim or special audit of the books of the Seller or the Seller's Bank made by such auditors.

                  (c) As soon as practicable, the Seller and the Seller's Bank will furnish to the Buyer copies of all such financial statements and reports as they shall send to their stockholder(s), the Massachusetts Commissioner, the FDIC, the FRB, or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited under applicable laws and regulations.

                  (d) With reasonable promptness, the Seller and the Seller's Bank will furnish to the Buyer such additional financial data as the Buyer may reasonably request.

         SECTION 6.11. FURTHER ACTION. The Buyer and the Seller each shall, and shall cause their subsidiaries to, use reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Seller or the Buyer or any of their respective subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement.

         SECTION 6.12. PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of Nasdaq, so long as this Agreement is in effect, neither the Buyer nor the Seller shall, or shall they permit any of their subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         SECTION 6.13. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by the Buyer.

         SECTION 6.14. UPDATE OF DISCLOSURE SCHEDULES. From time to time prior to the Effective Time, the Seller will promptly supplement or amend the Seller Disclosure Schedule to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to the Seller Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02(a) hereof, as the case may be, or the compliance by the Seller with the covenants set forth in Articles V and VI hereof.

         SECTION 6.15. CURRENT INFORMATION.

         (a) During the period from the date of this Agreement to the Effective Time, the Seller will cause one or more of its designated representatives (i) to confer on a regular and frequent basis (at least monthly) with representatives of Buyer to report on (x) the general status of the ongoing operations of the Seller and the Seller's Bank, (y) the status of, and the action proposed to be taken with respect to, those Loans held by the Seller or the Seller's Bank which, either individually or in combination with one or more other Loans to the same borrower thereunder, have an aggregate original principal amount of $250,000 or more and are classified or non-performing assets, and (z) the status of, and the action proposed to be taken with respect to, foreclosed property and other real estate owned by the Seller or the Seller's Bank, and (ii) to cooperate and communicate with respect to the manner in which the business of the Seller and the Seller's Bank is conducted, including but not limited to, the disposition of certain assets after the Effective Time, the type and mix of products and services, personnel matters, branches, the granting of credit, and problem loan management, reserve adequacy, securities investments and accounting. During the period from the date of this Agreement to the Effective Time, the Seller and the Seller's Bank shall provide the Buyer with sufficient information to review new extensions of credit, renewals and restructurings having an original principal amount of $200,000 and information detailing overall asset quality. The Seller shall also ensure that the Seller's Bank allows the Buyer to designate one of its officers to attend the Seller's Bank credit committee meetings and be a non-voting attendee thereof.

         (b) The Seller and the Seller's Bank will promptly notify the Buyer of any material change in the normal course of business or in the operation of the properties of the Seller or the Seller's Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving them and will keep the Buyer reasonably informed of such events.

         (c) To the extent not covered by paragraphs (a) and (b) above, the Seller and the Seller's Bank shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Seller, the Seller's Bank or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this paragraph (c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.16. DIRECTORS OF SELLER'S BANK. As sole stockholder of Seller's Bank immediately following the Effective Time, the Buyer agrees to ensure that the Directors of the Seller's Bank immediately prior to the Effective Time shall be the Directors of the Seller's Bank for a period of one year following the Effective Time; provided, however, that immediately following the Effective Time, the number of members of the Board of Directors of the Seller's Bank shall be expanded by one member and the vacancy so created shall immediately thereafter be filled by a person designated by the Buyer. The Seller and the Buyer agree to cause the Seller's Bank to hold regular meetings of its Board of Directors not more than one time per month. Loan Committee meetings, which shall not be considered meetings of the Board of Directors, may be held as frequently as the Seller's Bank deems appropriate.

         SECTION 6.17. TERMINATION OF EMPLOYMENT AGREEMENT. The Seller agrees to cause the Seller's Bank to cause the Employment Agreement by and between David
L. Marsh and the Seller's Bank, dated as of January 1, 1993 (the "Current Employment Agreement") to be terminated by the mutual written agreement of the parties thereto prior to the Effective Time.

         SECTION 6.18. TERMINATION OF SPECIAL TERMINATION AGREEMENT. The Seller agrees to cause the Special Termination Agreement to be terminated by the mutual written agreement of the parties thereto prior to the Effective Time, which such mutual agreement shall include as its only ongoing obligation a provision accelerating the payment contemplated by Section 4 of the Special Termination Agreement and providing for the payment to Mr. Marsh of such amount, by check, within three (3) business days of the Effective Time.

         SECTION 6.19. EMPLOYMENT AGREEMENTS. The Seller agrees to cause the Seller's Bank to execute and deliver and to cause David L. Marsh and Rick Edelstein to execute and deliver prior to the Effective Time employment agreements in the forms attached hereto as Exhibit III and Exhibit IV, respectively (the "Employment Agreements").

         SECTION 6.20. VOTING AGREEMENTS. The Seller agrees to cause each of its directors and officers to execute and deliver (individually, and to the extent applicable in their respective capacities as trustee) concurrently with the execution of this Agreement or within twenty-one (21) days thereafter, a voting agreement in the form of Exhibit V hereto.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Seller to the extent required by Massachusetts Law and the Articles of Organization of the Seller;

                  (b) NASDAQ LISTING. The shares of Buyer Common Stock which shall be issued to shareholders of the Seller upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

                  (c) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) NO ORDERS, INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree (whether temporary, preliminary or permanent) issued by federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this

         Agreement shall be in effect and no proceeding initiated by any governmental entity seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         SECTION 7.02. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer at or prior to the Effective Time of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, it being understood that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, either individually or in the aggregate, a Material Adverse Effect on the Seller, provided, however, that for purposes of determining satisfaction of this condition, no effect shall be given to an exception in such representations and warranties relating to materiality, a Material Adverse Effect or the knowledge of the Seller. The Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Seller dated as of the Effective Date.

                  (b) AGREEMENTS AND COVENANTS. The Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Seller to be performed or complied with by it at or prior to the Effective Date under the this Agreement, and the Buyer shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Seller dated as of the Effective Date.

                  (c) CONSENTS UNDER AGREEMENTS. The Seller and the Seller's Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by the Seller or the Seller's Bank for the lawful consummation of the Merger by the Seller.

                  (d) NO BURDENSOME CONDITION. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Buyer, the Seller, the Surviving Corporation, or any of their respective subsidiaries that would, in the good faith reasonable judgment of the Board of Directors of the Buyer, materially and adversely affect the business, operations, financial conditions, property or assets of the combined enterprise or of the Seller or the Seller's Bank or otherwise materially impair the value of the Seller or the Seller's Bank to the Buyer; provided, however, that no term condition or restriction that relates primarily to regulatory matters existing at the date hereof with respect to the pre-Merger business or activities of the Buyer or any of its subsidiaries shall be deemed to affect the business, operations, financial condition, property or assets of the combined enterprise or of the Seller or the Seller's Bank or otherwise materially impair the value of the Seller to the Buyer.

                  (e) ACCOUNTANT'S LETTER. The Seller shall have caused to be delivered to the Buyer letters from Shatswell MacLeod & Company, independent public accountants with respect to the Seller, dated the date on which the S-4 or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to the Buyer and the Seller, with respect to the Seller's consolidated financial position and results of operations, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

                  (f) INVESTMENT BANKER OPINION. The Buyer shall have received a copy of the opinion of the Seller's Investment Banker, dated as of the date of this Agreement, that the Merger Consideration to be received by the stockholders of the Seller pursuant to the Merger is fair to such shareholders from a financial point of view.

                  (g) EMPLOYMENT AGREEMENT TERMINATION. The Current Employment Agreement shall have been terminated by the mutual written agreement of the parties thereto.

                  (g) SPECIAL TERMINATION AGREEMENT TERMINATION. The Special Termination Agreement shall have been terminated by the mutual written agreement of the parties thereto.

                  (h) EMPLOYMENT AGREEMENTS. The Employment Agreements shall have been executed and delivered by the stipulated parties thereto.

         SECTION 7.03. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to effect the Merger are also subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Buyer in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, it being understood that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, either individually or in the aggregate, a Material Adverse Effect on the Buyer, provided, however, that for purposes of determining satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality, a Material Adverse Effect or the knowledge of the Buyer. The Seller shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Buyer to such effect dated as of the Effective Date.

                  (b) AGREEMENTS AND COVENANTS. The Buyer shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied by such party under this Agreement and the Seller shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Buyer to such effect dated as of the Effective Date.

                  (c) INVESTMENT BANKER OPINION. The Seller shall have received the opinion of the Seller's Investment Banker, dated as of the date of this Agreement, that the Merger Consideration to be received by the stockholders of the Seller pursuant to the Merger is fair to such shareholders from a financial point of view.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of the Seller:

                  (a) by mutual written consent duly authorized by the Boards of Directors of the Buyer and the Seller;

                  (b) by either the Buyer or the Seller if (i) the Effective Time shall not have occurred on or before September 30, 2000 or such later date as the parties may have agreed upon (the "Expiration Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either the Buyer or the Seller (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental

         Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with such Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(c)
         (i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) by either the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Effective Time or within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto (for purposes of this Section a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on the party making such representations or warranties, provided, that no effect shall be given to any qualification relating to materiality, a Material Adverse Effect or knowledge in such representations and warranties);

                  (e) by either the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

                  (f) by either the Buyer or the Seller (provided, that if the terminating party is the Seller, the Seller shall not be in material breach of any of its obligations under Section 6.03) if any approval of the stockholders of the Seller required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, or by the Buyer, if such meeting of stockholders shall not have been held or shall have been canceled prior to the Expiration Date;

                  (g) by the Buyer, if the Seller Board shall not have publicly recommended to the stockholders of the Seller that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn or modified such recommendation in a manner adverse to the Buyer; or

                  (h) by the Seller pursuant to the provisions of Section 2.06 hereof.

         SECTION 8.02. EFFECT OF TERMINATION; EXPENSES.2

         (a) In the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void (except as set forth in Section 9.03), and there shall be no liability on the part of any party hereto, except (i) each party shall remain liable in any action at law or otherwise for any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement, and (ii) as otherwise provided in this
Section 8.02.

         (b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the gross negligence or willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses (but in no event in an amount in excess of $450,000), including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

         (c) As a condition of the Buyer's willingness, and in order to induce the Buyer, to enter into this Agreement and to reimburse the Buyer for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Seller will make a cash payment to the Buyer of $800,000 (the "Special Payment") if and only if:

                  (i) (x) the Buyer or the Seller has terminated this Agreement pursuant to Section 8.01(f), or (y) the Buyer has terminated this Agreement pursuant to
                           Section 8.01(g), or (z) the Buyer has terminated this Agreement pursuant to Sections 8.01(d) or 8.01(e) and the breach of the representation, warranty, covenant or agreement under Sections 8.01(d) or 8.01(e) was caused by the willful conduct or gross negligence of the Seller, and

                  (ii) (x) within twelve months of any such termination or other event specified in (i) above, (A) the Seller or the Seller's Bank shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person other than the Buyer or any affiliate of the Buyer or (B) the Seller Board or any committee thereof shall have authorized, approved, recommended, publicly proposed or failed to publicly oppose an Acquisition Transaction or recommended that stockholders of the Seller authorize, approve or accept any Acquisition Transaction with any person other than the Buyer or any affiliate of the Buyer, or (y) in the case of Sections 8.01(f) or 8.01(g), at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any person (other than the Buyer or any affiliate of the Buyer) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

         Any payment required under this Section 8.02(c) will be (i) payable by the Seller to the Buyer (by wire transfer of immediately available funds to an account designated by the Buyer) within five business days after demand by the Buyer and (ii) net of any other payments made by the Seller to the Buyer pursuant to the provisions of Section 8.02(b). In the event of a termination under circumstances that would trigger a payment under this Section 8.02(c), any standstill provisions contained in the Confidentiality Agreement shall terminate.

         For purposes of this Agreement, "Acquisition Transaction" shall mean
(i) a merger, consolidation or similar transaction involving the Seller, the Seller's Bank or any of their Subsidiaries, (ii) the disposition, by sale, lease, exchange or otherwise, of assets of the Seller, the Seller's Bank or any of their Subsidiaries representing 24.9% or more of the consolidated assets of the Seller, the Seller's Bank and their Subsidiaries, in a single transaction or series of transactions, other than sales of mortgages into the secondary market in the ordinary course of business consistent with past practice, (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 24.9% or more of the voting power of the Seller, the Seller's Bank or any of their Subsidiaries, (iv) any person (other than the Buyer or any affiliate of the Buyer) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Seller Common Stock such that, upon consummation of such offer, such person would own or control 24.9% or more of the then outstanding shares of Seller Common Stock, or (v) any person (other than the Buyer or any affiliate of the Buyer) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, 24.9% or more of the then outstanding shares of Seller Common Stock.

                    (d) Except as otherwise provided in this Section 8.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement is consummated.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Seller Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Seller there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which would reduce the amount or change the form of the consideration into which each Share shall be converted upon consummation of the Merger delivered to the Seller's stockholders hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on a date to be specified by the parties, within ten business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Sections 7.01 (the "Closing Date"), at the offices of Goodwin, Procter & Hoar LLP, One Exchange Place, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 9.02. ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Buyer shall be entitled to revise the structure of the Merger and the other transactions contemplated hereby and thereby, provided that (i) there are no material adverse federal or state income tax consequences to the Seller and its stockholders as a result of the modification; (ii) the consideration to be paid to the holders of shares of Seller Common Stock under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of the Seller's directors, officers and other employees; and (iv) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         SECTION 9.03. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.08, 6.09 and 6.16 shall survive the Effective Time indefinitely and those set forth in Section 6.02(c) and in Sections 6.02(e), Article VIII and Article IX hereof shall survive termination indefinitely.

         SECTION 9.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

                    if to the Buyer:

                    Andover Bancorp, Inc.
                    61 Main Street
                    Andover, Massachusetts  01810
                    Facsimile:     (978) 475-3200
                    Attention:     Gerald T. Mulligan
                                   President and Chief Executive Officer

                    with a copy to:

                    Goodwin, Procter & Hoar
                    One Exchange Place
                    Boston, Massachusetts 02109
                    Facsimile:     (617) 523-1231
                    Attention:     Regina M. Pisa, P.C.
                                   Paul W. Lee, P.C.


                    if to the Seller:

                    GBT Bancorp
                    2 Harbor Loop
                    Post Office Box 30
                    Gloucester, Massachusetts 01930-0030
                    Facsimile:     (978) 283-5072
                    Attention:     David L. Marsh
                                   President and Chief Executive Officer

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
                    with a copy to:

                    Foley Hoag & Eliot LLP
                    One Post Office Square
                    Boston, Massachusetts  02109
                    Facsimile:      (617) 832-7000
                    Attention:      Peter W. Coogan, Esq.

         SECTION 9.05. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

         (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person, including, without limitation, any partnership or joint venture in which the person (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 5% or more;

         (b) "beneficial owner" with respect to any shares of Seller Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

         (c) "business day" means any day on which the principal offices of the FDIC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Boston;

         (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "knowledge" as used herein in the context of the Seller shall mean knowledge of the Seller or its subsidiaries and as used herein in the context of the Buyer shall mean knowledge of the Buyer or its subsidiaries.

         (f) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

         (g) "subsidiary" or "subsidiaries" of the Surviving Corporation, the Buyer, the Seller or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, except as otherwise defined herein.

         SECTION 9.06. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.07. ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedules and Exhibits) and the Stock Option Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except for the Confidentiality Agreement.

         SECTION 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.09. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement (other than Section 6.08), express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.10. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of Boston.

         SECTION 9.12. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.13. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be January 26, 2000.

         SECTION 9.14. COUNTERPARTS. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                                    * * * * *

         IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.


                              ANDOVER BANCORP, INC.



                              By:
                                    Title:    President and Chief Executive
                                                 Officer

Attest:

                              By:
Secretary                           Title:    Chief Financial Officer and
                                                 Treasurer


                              GBT BANCORP



                              By:
                                    Title:    President and Chief Executive
                                                 Officer

Attest:

                              By:
Secretary                           Title:    Treasurer